Exhibit 5.3

October 7, 2021

Cenovus Energy Inc.

225 6th Avenue S.W.

Calgary, Alberta T2P 0M5

Re: Cenovus Energy Inc. (the “Corporation”)

Dear Ladies and Gentlemen:

Reference is made to the short form base shelf prospectus (the “Prospectus”) forming part of the Registration Statement on Form F-10 filed by the Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings “Enforceability of Civil Liabilities”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” and to the reference to our advice under the heading “Enforceability of Civil Liabilities”. In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP